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                              INNOPET BRANDS CORP.

                                   Exhibit 11


             STATEMENT RE: COMPUTATION OF NET LOSS PER COMMON SHARE

                      JANUARY 1, 1997 TO DECEMBER 31, 1997





Net Loss                                                           $(10,011,743)
                                                                   ============

Weighted average common shares outstanding                            4,474,000

Net loss per common share                                          $      (2.24)
                                                                   ============



































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